Exhibit 99.1

[GLOBAL SIGNAL LOGO OMITTED]

FOR IMMEDIATE RELEASE

Contact:

Lilly Donohue

(212) 798-6118

Global Signal Increases Quarterly Common Stock Dividend to $0.525 Per Share for the First Quarter

SARASOTA, Fla., March 15, 2006 -- Global Signal Inc. (NYSE: GSL) announced today that its Board of Directors has increased its common stock cash dividend to $0.525 per share for the first quarter of 2006 from $0.50 per share for the fourth quarter of 2005. The raised first quarter dividend represents a 5% increase over the dividend paid for the fourth quarter of 2005 and a 31% increase over the dividend paid per share for the first quarter of 2005. The $0.525 dividend is payable on April 20, 2006 to holders of record of Global Signal's common stock as of April 6, 2006.

Global Signal owns, leases or manages approximately 11,000 towers and other wireless communications sites. Global Signal is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. For more information regarding Global Signal and to be added to our e-mail distribution list, please visit http://www.gsignal.com.